FREE WRITING PROSPECTUS Dated May 24, 2022	Filed Pursuant to Rule 433 Registration No. 333-261470 Registration No. 333-261470-02

**Pricing Details** $983mm+ World Omni (WOART 2022-B) Prime Auto Loan ABS

Joint Lead Bookrunners: MUFG (Str), TD, Truist and Wells Fargo

Co-managers: BofA, Comerica

CLS	Sz($mm)	WAL	S&P/F**	PWIN	L.Fnl	BENCH^	Sprd	Yld%	Cpn%	$Px
A-1	229.000	0.26	A-1+/F1+	1-6	12/22	I-CRV	+48	1.548	1.548	100.00000
A-2A	247.800	1.15	AAA/AAA	6-22	10/25	I-CRV	+72	2.794	2.77	99.99096
A-2B	106.200	1.15	AAA/AAA	6-22	10/25	SOFR*	+57		SOFR+57	100.00000
A-3	266.000	2.56	AAA/AAA	22-41	07/27	I-CRV	+69	3.277	3.25	99.98787
A-4	89.920	3.71	AAA/AAA	41-45	03/28	I-CRV	+78	3.472	3.44	99.97484
B	29.500	3.79	AA/AA	45-45	06/28	I-CRV	<<Retained>>
C	14.750	3.79	A/A	45-45	02/29	I-CRV	<<Retained>>

* A-2B benchmark is SOFR30A

** Anticipated Ratings

^ Fixed rate tranches will be priced off of the GC I25 screen

- Transaction Details -

Total Size	: $983mm+
PXG Speed	: 1.3% ABS to 10% Call
Expected Pricing	: PRICED
Expected Settle	: 06/01/2022
First Pay Date	: 07/15/2022
Min Denoms	: $1k x $1k
Format	: SEC Registered
ERISA Eligible	: Yes
Risk Retention	: US - Yes, EU – No
BBG Ticker	: WOART 2022-B
Bill & Deliver	: MUFG

- Available Materials –

Preliminary OM, Rating FWP and Intex/CDI (attached)

Intex Deal Name : mitwoart_2022-b | Passcode U2Y7

Deal Roadshow :

URL: http://dealroadshow.com

Entry Code (Case Sensitive): WOART22B

Direct Link: https://dealroadshow.com/e/WOART22B

- CUSIPs -

A-1 98163QAA7

A-2A 98163QAB5

A-2B 98163QAC3

A-3 98163QAD1

A-4 98163QAE9

B 98163QAF6

C 98163QAG4

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION (SEC) FOR THIS OFFERING. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS FOR THIS OFFERING IN THAT REGISTRATION STATEMENT, AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY SEARCHING THE SEC ONLINE DATABASE (EDGAR®) AT WWW.SEC.GOV. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-877-649-6848.